Exhibit 99

Company contacts:	Patricia J. Miller, Vice President and Corporate Secretary
303.837.1661 or patm@whiting.com
Heather Duncan, Director of Investor Relations
303.837.1661 or heatherd@whiting.com

Whiting Petroleum Announces Company Record Third Quarter Results

Third Quarter Net Income Per Share Rises 63% to $0.70 Per Share

Third Quarter Production Rises 21% to 11.3 Bcfe

Whiting Exits Third Quarter Producing Approximately 177.7 MMcfe Per Day

First Nine Months Net Income Increases 101% to $37.4 Million

Whiting Highlights Third Quarter Drilling Results and Updates 2004 Capital Expenditure

Budget to $80 Million

DENVER – October 15, 2004 – (PR Newswire) – Whiting Petroleum Corporation (NYSE: WLL) today reported net income of $14.3 million, or $0.70 per basic and diluted share, on total revenues of $67.3 million for the three months ended September 30, 2004. This compares to third quarter 2003 net income of $8.0 million, or $0.43 per basic and diluted share, on total revenues of $42.2 million. Discretionary cash flow for the 2004 three-month period was $37.4 million, up 60% compared to $23.4 million during the same period in 2003.

For the first nine months of 2004, Whiting reported net income of $37.4 million, or $1.93 per basic and diluted share, on total revenues of $168.7 million. For the first nine months of 2003, Whiting reported net income of $18.6 million, or $0.99 per basic and diluted share, on total revenues of $124.9 million. Discretionary cash flow for 2004’s first nine months was $97.2 million, an increase of 42% compared to $68.2 million of discretionary cash flow for 2003’s corresponding period. A reconciliation of discretionary cash flow to net cash provided by operating activities is included in this news release.

Revenues and Production

Quarterly total revenue increased 59% over the same period last year. The increase in total revenue was due to higher crude oil and natural gas prices, net of the effect of hedges and increased quarterly production. Production in the third quarter was 11.3 billion cubic feet equivalent (Bcfe), of which 54% was natural gas. This represents an increase of 21% over the same period of 2003, in which Whiting produced 9.3 Bcfe, of which 57% was natural gas. Whiting entered the fourth quarter producing approximately 177.7 million cubic feet equivalent (MMcfe) per day. The third quarter results include the merger of Equity Oil into Whiting beginning July 20. Third quarter results also include our $44.2 million acquisition of Colorado and Wyoming properties beginning August 13, our $19 million acquisition of Louisiana and Texas Gulf Coast properties beginning August 16 and our $345 million acquisition of Permian Basin Properties beginning September 23. Our $35 million acquisition of properties in Wyoming and Utah will not be included in our operating results until October 1, 2004.

For the nine months ended September 30, 2004, Whiting produced 30.0 Bcfe compared to the 27.7 Bcfe produced during the same period in 2003. The year-to-date production increase resulted from property acquisitions, successful new well drilling and workovers.

Recent Acquisitions

The following table summarizes certain information about the purchase price, estimated proved reserves and pre-tax PV10% value as of October 1, 2004 and estimated October 2004 average daily production for the five recent acquisitions described below.

	Purchase Price (In millions)	Proved Reserves					Pre-Tax PV 10% Value (In millions)	October 2004 Average Daily Production (MMcfe)
		Oil (MMBbl)	Natural Gas (Bcf)	Total (Bcfe)	% Natural Gas	% Developed
Permian Basin Properties(1)	$345.0	34.2	44.6	250.0	17.8%	59%	$673.6	36.4
Equity Oil Company(2)	$72.6	10.8	27.4	92.4	29.7%	81%	$242.1	16.1
Colorado/ Wyoming(3)	$44.2	3.4	19.4	40.0	48.4%	82%	$76.6	8.6
Wyoming/Utah(4)	$35.0	3.6	11.1	32.6	34.1%	92%	$64.5	6.1
Louisiana/Texas(5)	$19.3	0.5	10.7	13.9	76.9%	57%	$39.5	3.5

Subtotal Acquisitions	$516.1	52.6	113.2	428.9	26.4%	68%	$1,096.2	70.7

Whiting Historical	—	36.2	205.4	422.3	48.6%	78%	$1,002.6	107.0

Total	—	88.8	318.6	851.3	37.4%	73%	$2,098.8	177.7

(1)	Proved reserves are based on the reserve report prepared by Cawley, Gillespie & Associates, Inc., independent petroleum engineers, as of July 1, 2004. Revenues and volumes are included in our results beginning September 23, 2004.

(2)	Proved reserves are based on the reserve report prepared by Ryder Scott Company, L.P., independent petroleum engineers, as of December 31, 2003. Equity’s results of operations and volumes are included in our results beginning July 20, 2004.

(3)	Proved reserves are based on reserve reports prepared by our engineering staff. Revenues and volumes are included in our results beginning August 13, 2004.

(4)	Proved reserves are based on reserve reports prepared by our engineering staff. Revenues and volumes are included in our results beginning September 30, 2004.

(5)	Proved reserves are based on reserve reports prepared by our engineering staff. Revenues and volumes are included in our results beginning August 16, 2004.

The following table summarizes our estimated proved reserves and pre-tax pv10% value within our areas of operation as of October 1, 2004.

	Net Proved Reserves as of 10/1/2004
	Oil (MMBbl)	Gas (Bcf)	Total (Bcfe)	Pre-Tax PV10 Value (MM$)	Percent of Total PV10
Rocky Mountains*	43.9	61.6	325.0	741.6	35.3%
Permian	37.7	47.9	274.2	732.3	34.9%
Gulf Coast	3.2	91.9	111.4	312.0	14.9%
Michigan	1.9	87.6	98.8	218.1	10.4%
Mid-Continent	2.0	15.6	27.7	61.5	2.9%
California	0.0	14.1	14.1	33.3	1.6%

Total	88.8	318.6	851.3	$2,098.8	100.0%

*	Includes Canadian Reserves of 5.2 Bcfe and $18.6 MM PV10

Production and Prices

Third quarter 2004 crude oil production was 857,000 barrels, up 30% from 2003. For the nine months ended September 30, 2004, crude oil production was 2.2 million barrels compared to 1.9 million barrels produced during the same period in 2003. Whiting received an average price of $36.78 per barrel, net of the effect of hedges, in the third quarter of 2004. This compares to an average price of $27.01, net of the effect of hedges, for the 2003 corresponding period. Whiting’s average realized crude oil price during the first nine months of 2004 was $33.45 net of the effect of oil hedges. The comparable 2003 average realized crude oil price was $27.21 per barrel net of the effect of oil hedges.

Whiting produced 6.1 Bcf of natural gas in the third quarter, compared to 5.3 Bcf produced in the same period last year, an increase of 15%. Natural gas production for the first nine months was 17.1 Bcf, up 6.3% over the 16.1 Bcf produced in 2003. The average gas price received in the third quarter, net of the effects of hedging, was $5.28 per thousand cubic feet (Mcf) versus $4.57 per Mcf in the same quarter last year. Nine-month natural gas prices, net of the effect of hedges, were up 18.3% to $5.30 per Mcf compared to $4.48 per Mcf for the same period in 2003. On an equivalent basis, after consideration of hedging transactions, the average price Whiting received for all oil and gas production in the nine months ended September 30, 2004 increased 20.2% to $5.42 per Mcfe.

Whiting incurred a hedging loss of $3.6 million during the first nine months of 2004 compared to a $9.0 million loss recorded during the same period in 2003. A summary of Whiting’s outstanding crude oil and natural gas hedges is included in this press release.

Noteworthy events and results for the three and nine months ended September 30, 2004 include:

•	Whiting Petroleum’s reserve base nearly doubled from a total of one merger and four separate cash acquisitions of producing properties completed during the third quarter of 2004. After final accounting adjustments for the merger transaction, the combined purchase price for these five acquisitions was $516.1 million for total estimated proved reserves of approximately 421.9 Bcfe, or $1.22 per Mcfe. October 2004 daily production from these acquisitions is expected to be approximately 70.7 MMcfe per day.

•	The acquisitions and merger provided ownership in key Texas fields such as the Parkway Field in Eddy County, New Mexico, Would Have and Signal Peak Fields in Howard

County, Texas, Keystone Field in Winkler County, Texas and the DEB Field in Gaines County, Texas. Whiting also added key producing fields in Wyoming, Louisiana, Utah, Colorado and California.

•	Total Company daily production entering the fourth quarter is approximately 177.7 MMcfe per day, a new company record.

•	During the third quarter, Whiting sold all of its remaining shares of Delta Petroleum Corporation common stock, which trades publicly under the ticker symbol DPTR. In the third quarter, the Company realized gross proceeds of $2.7 million, and a gain on the sale of $2.4 million.

•	Whiting entered into an amended and restated $750 million credit agreement with a syndicate of banks. The new credit agreement increases the Company’s borrowing base to $480 million from $195 million under the prior credit agreement.

Commenting on Whiting’s 2004 year-to-date results, James J. Volker, Chairman, President and Chief Executive Officer of Whiting Petroleum, said: “Our ongoing strategy of acquire, exploit and explore was a focal point during the third quarter. We completed the acquisition of valuable properties in key markets at attractive prices. We are moving quickly to assimilate the recently acquired properties into the family of Whiting assets. We believe that the increased acreage and drilling plans that we have for each property will significantly increase Whiting’s net daily production over the next two years.”

Volker added: “For the year, we have achieved new milestones for the Company and its shareholders. Net income and net income per share for the first nine months of this year are 101% and 95% higher, respectively, than was reported for the same period in 2003. Based on our current production rate, we expect to establish new company records for production and reserves in 2004. In addition to being pleased with our 2004 acquisition cost of $1.22 per Mcfe, we are also pleased with the number of projects we have in our core areas. We believe that we have repeatable, long reserve life exploitation projects in four of our core areas: the Rockies, the Permian Basin, the Gulf Coast and Michigan. These projects position Whiting with long-term production and reserve growth potential.”

Selected Operating and Financial Statistics

	Three Months Ended Sept 30,		Nine Months Ended Sept 30,
	2004	2003	2004	2003
Selected operating statistics
Production
Natural Gas, MMcf	6,128	5,338	17,098	16,084
Oil and condensate, MBbl	857	657	2,158	1,930
Natural gas equivalents, MMcfe	11,270	9,280	30,046	27,664
Average Prices
Natural gas, Mcf (including hedging)	$5.28	$4.57	$5.30	$4.48
Oil, Bbl (including hedging)	$36.78	$27.01	$33.45	$27.21
Per Mcfe Data
Sales price (including hedging)	$5.67	$4.54	$5.42	$4.51
Lease operating	$1.15	1.22	$1.15	$1.16
Production taxes	$0.35	$0.28	$0.34	$0.29
Depreciation, depletion and amortization	$1.15	$1.10	$1.15	$1.11
General and administrative	$0.54	$0.34	$0.47	$0.34
Selected Financial Data
(In thousands, Except Per Share Data)
Total revenues	$67,290	$42,208	$168,741	$124,865
Total costs and expenses	$43,972	$29,322	$107,786	$88,564
Net income	$14,317	$7,990	$37,426	$18,602
Per share, basic and diluted	$0.70	$0.43	$1.93	$0.99
Average shares outstanding, basic	20,516	18,750	19,341	18,750
Average shares outstanding, diluted	20,554	18,750	19,730	18,750
Net cash provided by operating activities	$49,585	$28,092	$96,866	$74,954
Net cash (used) by investing activities	$(465,412)	$(16,763)	$(491,958)	$(37,522)
Net cash provided (used) by financing activities	$400,812	$(55)	$358,868	$242

Hedging Activities

During the third quarter of 2004, Whiting hedged 19.6% of its natural gas volumes but did not incur any hedging gain or loss. The Company hedged 35% of its oil volumes during the third quarter incurring a hedging loss of $2.1 million. For the nine month period ending September 30, 2004, Whiting hedged 22% of its natural gas volumes but did not incur any hedging gain or loss. The Company hedged 42% of its oil volumes incurring a hedging loss of $3.6 million. The Company’s currently outstanding hedges are shown on the last page of this news release.

Highlights of Third Quarter Drilling Operations

Whiting has completed two successful Edwards wells in its Stuart City reef trend properties. The Julia Mott #6H was completed in September with an initial producing rate of 3.1 MMcf per day and the Rhodes Trust #3H was completed in October with an initial producing rate of 2.8 MMcf per day. Also in this area, Whiting completed three new Wilcox wells. The current combined producing rate from these wells is 3.9 MMcf per day. From the second to the third quarter of 2004 production volumes in our Stuart City fields have increased by 45% to 14.2 MMcf per day.

Whiting has a significant new exploration program and acreage position in western Billings County, North Dakota, its Nisku A Drilling Program. The MOI Stillwater 21-23H discovery well was a previously existing well bore which was deepened and drilled 1,848 feet horizontally within the Nisku Formation. The initial producing rate averaged 397 barrels of oil and 256 Mcf of gas per day on a 25/64th-inch choke with 200 psi flowing tubing pressure. During the third quarter, Whiting drilled three additional wells. Production from two of these has exceeded the discovery well, bringing current daily production from the area to 1,180 barrels of oil and 1,256 Mcf of natural gas per day. In this area, Whiting is currently employing two drilling rigs and plans to drill five additional wells during the fourth quarter of 2004. Whiting has an average 93.7% working interest and 92.8% net revenue interest in these wells.

The table below summarizes our drilling activity through September 30, 2004.

2004 Drilling Activity

Gross/Net wells

	Successful	Unsuccessful	Total New Drilling	Recompletions	CAPEX ($MM)
Q2-YTD	57/25	4/1.9	61/26.9	16/10.6	$29.2
Q3-YTD	108/46.2	8/3.5	116/49.7	25/17.5	$52.8
2004-Projected			175/71.2		$80.0

Conference Call Time and Instructions

A conference call with investors, analysts and other interested parties is scheduled for 7:45 a.m. EDT (6:45 a.m. CDT, 5:45 a.m. MDT) on Monday, October 18, 2004 to discuss 2004 third quarter financial and operating results. You are invited to listen in by calling (800) 847-4038. Access to a live Internet broadcast will be available at http://www.whiting.com. A replay will be available approximately two hours after the call on Monday, October 18 to Monday, October 25, 2004. You may access this replay at (800) 642-1687 (U.S./Canada) or (706) 645-9291 (International) and entering the pass code #1507818. You may also access a web archive at http://www.whiting.com.

About Whiting Petroleum Corporation

Whiting Petroleum Corporation is a growing energy company based in Denver, Colorado. Whiting Petroleum Corporation is a holding company for Whiting Oil and Gas Corporation. Whiting Oil and Gas Corporation is engaged in oil and natural gas acquisition, exploitation, exploration and production activities primarily in the Rocky Mountains, Permian Basin, Gulf Coast, Michigan, Mid-Continent and California regions of the United States. The Company trades publicly under the symbol WLL on the New York Stock Exchange. For further information, please visit www.whiting.com.

Forward-Looking Statements

This press release contains statements that Whiting believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than historical facts, including, without limitation, statements regarding Whiting’s future business strategy, projected production, reserves, costs and capital expenditures, and plans and objectives of management for future operations, are forward-looking statements. When used in this press release, words such as “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe” or “should” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Some, but not all, of the risks and uncertainties include: our level of success in exploitation, exploration, development and production activities; our ability to identify and complete acquisitions and to successfully integrate acquired businesses and properties; unforeseen underperformance of or liabilities associated with acquired properties; inaccuracies of our reserve estimates or our assumptions underlying them; failure of our properties to yield oil or natural gas in commercially viable quantities; our inability to access oil and natural gas markets due to market conditions or operational impediments; and our ability to replace our oil and natural gas reserves. Whiting assumes no obligation, and disclaims any duty, to update the forward-looking statements in this press release.

Selected Financial Data

For further information and discussion on the selected financial data below, please refer to Whiting Petroleum Corporation’s Quarterly Report on Form10-Q for the quarter ended September 30, 2004 to be filed with the Securities and Exchange Commission.

Consolidated Balance Sheets

(In Thousands)

	September 30, 2004	December 31, 2003
	(unaudited)
Assets
Cash and cash equivalents	$17,361	$53,585
Accounts receivable trade, net	35,322	24,020
Prepaid expenses and other	6,488	2,666

Total current assets	59,171	80,271

Oil and gas properties, successful efforts method:
Proved properties	1,193,090	615,764
Unproved properties	4,325	1,637
Other property and equipment	3,616	2,684

Total property and equipment	1,201,031	620,085
Less accumulated depreciation, depletion and amortization	(225,275)	(192,794)

Property and equipment, net	975,756	427,291

Deferred income tax asset	—	18,735
Other long-term assets	19,624	9,988

Total	$1,054,551	$536,285

Liabilities and Stockholders’ Equity
Accounts payable	$23,280	$15,918
Oil and gas sales payables	4,051	2,406
Accrued employee benefits	4,788	5,275
Production taxes payable	7,580	2,574
Income taxes and other liabilities	200	693
Derivative liability	9,850	2,145
Current portion of long-term debt	50,000	—

Total current liabilities	99,749	29,011

Long-term debt	538,827	188,017
Tax sharing liability	30,590	28,790
Production participation plan liability	8,833	7,868
Asset retirement obligations	30,502	23,021
Deferred income tax liability	11,153	—
Stockholders’ Equity:
Common stock	21	19
Additional paid-in capital	216,120	170,367
Accumulated other comprehensive income (loss)	(6,050)	(223)
Deferred compensation	(2,035)	—
Retained earnings	126,841	89,415

Total stockholders’ equity	334,897	259,578

Total	$1,054,551	$536,285

Consolidated Income Statements

(In Thousands, Except for Per Share Data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenue:
Oil and gas sales	$65,898	$42,272	$166,408	$133,638
Loss on oil and gas hedging activities	(2,040)	(151)	(3,615)	(8,953)
Gain on sale of marketable securities	2,380	—	4,762	—
Gain on sale of oil and gas properties	1,000	—	1,000	—
Interest income and other	52	87	186	180

Total	67,290	42,208	168,741	124,865

Costs and Expenses:
Lease operating	12,957	11,288	34,650	32,108
Production taxes	3,950	2,560	10,168	8,134
Depreciation, depletion and amortization	13,010	10,212	34,500	30,675
Exploration and impairment	3,766	280	4,686	1,015
General and administrative	6,117	3,126	14,191	9,522
Interest expense	4,172	1,856	9,591	7,110

Total costs and expenses	43,972	29,322	107,786	88,564

Income before income taxes and cumulative change in accounting principle	23,318	12,886	60,955	36,301
Income tax expense:
Current	400	208	400	650
Deferred	8,601	4,688	23,129	13,144

Total income tax expense	9,001	4,896	23,529	13,794

Income from continuing operations	14,317	7,990	37,426	22,507
Cumulative change in accounting principle	—	—	—	(3,905)

Net income	$14,317	$7,990	$37,426	$18,602

Earnings per share from continuing operations, basic and diluted	$0.70	$0.43	$1.93	$1.20
Cumulative change in accounting principle	—	—	—	(0.21)

Net income per common share, basic and diluted	$0.70	$0.43	$1.93	$0.99

Weighted average shares outstanding, basic	20,516	18,750	19,341	18,750

Weighted average shares outstanding, diluted	20,554	18,750	19,370	18,750

Reconciliation of Net Cash Provided by Operating Activities to Discretionary Cash Flow

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net cash provided by operating activities	$49,585	$28,092	$96,866	$74,954
Exploration	1,614	280	2,534	1,015
Changes in working capital	(13,797)	(4,944)	(2,247)	(7,770)

Discretionary cash flow[1]	$37,402	$23,428	$97,153	$68,199

[1]	Discretionary cash flow is computed as net income plus exploration costs, depreciation, depletion and amortization, deferred income taxes, non-cash interest costs, non-cash compensation plan charges, impairment of oil and gas properties and change in accounting principle less the gain on sale of properties and marketable securities. The non-GAAP measure of discretionary cash flow is presented because management believes it provides useful information to investors for analysis of the Company’s ability to internally fund acquisitions, exploration and development. Discretionary cash flow should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, cash flow or liquidity measures under GAAP and may not be comparable to other similarly titled measures of other companies.

Hedge Contracts at October 14, 2004

Commodity	Period	Monthly Volume (MMBtu)/(Bbl)	NYMEX Floor/Ceiling
Natural Gas	10/2004 to 12/2004	400,000	4.50/9.40
Natural Gas	10/2004 to 12/2004	400,000	4.50/12.00
Natural Gas	10/2004 to 12/2004	650,000	4.50/8.75
Natural Gas	01/2005 to 03/2005	400,000	5.00/12.75
Natural Gas	01/2005 to 03/2005	500,000	5.00/11.00
Natural Gas	01/2005 to 03/2005	600,000	5.00/10.50
Natural Gas	04/2005 to 06/2005	1,500,000	4.50/8.25
Natural Gas	07/2005 to 09/2005	1,500,000	4.50/8.60
Natural Gas	10/2005 to 12/2005	1,500,000	4.50/10.00
Crude Oil	10/2004 to 12/2004	50,000	28.00/46.10
Crude Oil	10/2004 to 12/2004	50,000	30.00/48.50
Crude Oil	10/2004 to 12/2004	44,000	35.00/51.90
Crude Oil	10/2004 to 12/2004	120,000	37.00/49.10
Crude Oil	10/2004 to 12/2004	50,000	37.00/54.75
Crude Oil	01/2005 to 03/2005	50,000	35.00/50.75
Crude Oil	01/2005 to 03/2005	94,000	35.00/49.60
Crude Oil	01/2005 to 03/2005	120,000	37.00/46.90
Crude Oil	01/2005 to 03/2005	80,000	37.00/50.60
Crude Oil	04/2005 to 06/2005	250,000	37.00/46.65
Crude Oil	07/2005 to 09/2005	250,000	35.00/47.25

Long-Term Contracts at October 14, 2004

Commodity	Period	Monthly Volume (MMBtu)/(Bbl)	NYMEX Floor/Ceiling
Natural Gas	01/2002 to 12/2011	51,000	$4.22
Natural Gas	01/2002 to 12/2012	60,000	$3.74

Hedges and Contracts Summary	Hedged and Contracted (MMBtu)/(Bbl) per Month	As a Percentage of Estimated Production for October 2004 (Gas/Oil)
October – December 2004	1,561,000/314,000	56%/69%
January – March 2005	1,611,000/344,000	58%/75%
April – June 2005	1,611,000/250,000	58%/55%
July – September 2005	1,611,000/250,000	58%/55%
October – December 2005	1,611,000/-0-	58%/-0-
Thereafter	111,000/-0-	4%/-0-

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